UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: April 26, 2017

(Date of earliest event reported)

ENTEROMEDICS INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33818

Delaware	48-1293684
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2800 Patton Road, St. Paul, Minnesota 55113

(Address of principal executive offices, including zip code)

(651) 634-3003

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.        Entry into a Material Definitive Agreement.

On April 26, 2017, EnteroMedics Inc. (the “Company”) entered into a Clinical Trial Agreement (the “Agreement”) with Southern California Permanente Medical Group (“Southern”) with an effective date of June 1, 2017.  Under the Agreement, the Company is sponsoring an investigator-initiated study with Southern California Permanente Medical Group, a division of Kaiser Permanente, to study vBloc therapy as a treatment for Type 2 diabetic patients with obesity.  The three-year study will be led by co-investigators Dr. Anny Xiang and Dr. Robert Zane.  As sponsor of the study, the Company is obligated to pay Southern approximately $3.4 million over three years to fund the study.

All clinical data generated during the Study will be promptly disclosed to the Company and may be used by the Company for any purpose stated in the informed consent form or otherwise in compliance with applicable law.  Southern and the Company will each have the right to publish, present or use any final results arising out of the study.

The Agreement may be terminated by the Company or Southern at any time upon 30 days’ written notice to the other party, by Southern immediately for safety reasons, or by either party if the other party materially breaches any of its obligations or provisions in the Agreement as long as the breaching party is given at least 30 days prior written notice of the breach and the opportunity to cure the breach during such period.

The Agreement will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROMEDICS INC.

By:	/s/ Scott P. Youngstrom
Scott P. Youngstrom
Chief Financial Officer and Chief Compliance Officer

Date:  May 2, 2017